EXHIBIT 99.1

FROM:	Franklin Resources, Inc.
Investor Relations: Brian Sevilla (650) 312-4091
Media Relations: Matt Walsh (650) 312-2245
investors.franklinresources.com

For Immediate Release

Franklin Resources, Inc. Announces Addition to Stock Repurchase Program

San Mateo, CA, April 12, 2018 - Franklin Resources, Inc. (the “Company”) [NYSE: BEN] today announced that its Board of Directors has authorized the Company to repurchase, from time to time, up to an additional 80.0 million shares of its common stock in either open market or off-market transactions. The size and timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. The new Board of Directors authorization is in addition to the existing authorization, of which approximately 15.9 million shares remained available for repurchase at March 31, 2018. The Company repurchased approximately 11.1 million shares during the period January 1, 2018 to March 31, 2018. Shares repurchased under the stock repurchase program are retired. The Company had 541.7 million shares of common stock outstanding at March 31, 2018.

Franklin Resources, Inc. [NYSE: BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management to retail, institutional and sovereign wealth clients in over 170 countries. Through specialized teams, the Company has expertise across all asset classes – including equity, fixed income, alternative and custom solutions. The Company’s more than 650 investment professionals are supported by its integrated, worldwide team of risk management professionals and global trading desk network. With offices in more than 30 countries, the California-based company has more than 70 years of investment experience and over $737 billion in assets under management as of March 31, 2018. For more information, please visit investors.franklinresources.com.

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